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                                            File No. 333-28681
                                            Filed under Rule 424(b)(3)

GOLDEN AMERICAN LIFE INSURANCE COMPANY
1001 Jefferson Street, Wilmington, DE  19801
                                        Tel:  (800) 366-0066
                                        Fax:  (302) 576-3430



July 17, 1998




Dear GoldenSelect Contractowner:


On December 15, 1997, we, together with The GCG Trust (the "GCG Trust"), the Equi-Select Series Trust (the "ESS Trust"), our affiliated insurance companies and the separate accounts invested in the Trusts, filed an application (the "Application") with the Securities and Exchange Commission (the "SEC"). We are pleased to notify you that we expect the SEC to issue an order, on or about August 12, 1998, granting the relief requested by the Application. A notice of the Application was published by the SEC on July 16, 1998, in anticipation of the order to be issued by them. This order will permit separate accounts investing in the ESS Trust Portfolios to substitute shares of certain GCG Trust Series for shares of the ESS Trust Portfolios as described in the current prospectuses for your variable contract and the Trusts. See "Facts about the Company and the Accounts, The Trusts, Proposed Trust Consolidation" in your variable contract prospectus. The consolidation of the ESS Trust into the GCG Trust is expected to take place after the close of business on August 14, 1998, or as soon thereafter as is administratively feasible. Affected contractowners will receive confirmations after the substitution has taken place.

After substitution, Series of the GCG Trust will continue to be available for allocation purposes, but the Portfolios of the ESS Trust will no longer be available.

If you have any questions regarding the substitution, please contact Customer Service at 800-366-0066.

Golden American Life Insurance Company
Customer Service




GoldenSelect
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                                            File No. 333-28681
                                            Filed under Rule 424(b)(3)
           Golden American Life Insurance Company

                    PROSPECTUS SUPPLEMENT

                        July 17, 1998

                           to the
             Prospectuses dated May 1, 1998 for
  Deferred Combination Variable and Fixed Annuity Contracts
(the "GoldenSelect/r/ DVA PLUS Prospectus," "GoldenSelect/r/
      Premium Plus Prospectus," "GoldenSelect/r/ Access
                         Prospectus"
           and "GoldenSelect/r/ ES II Prospectus")

                         and to the
              Prospectus dated May 12, 1998 for
  Deferred Combination Variable and Fixed Annuity Contracts
      (the "GoldenSelect/r/ Premium Plus Prospectus"), issued by Golden American Life Insurance Company

|-------------------------------------------------------------------|
|                                                                   |
|    On  December  15,  1997,  Golden  American  Life  Insurance    |
|    Company  ("Golden American"), together with The  GCG  Trust    |
|    (the  "GCG Trust"), the Equi-Select Series Trust (the  "ESS    |
|    Trust"),  Golden American's affiliated insurance  companies    |
|    and the separate accounts invested in the Trusts, filed  an    |
|    application  (the  "Application") with the  Securities  and    |
|    Exchange Commission (the "SEC"). Golden American is pleased    |
|    to  notify contractowners that they expect the SEC to issue    |
|    an  order, on or about August 12, 1998, granting the relief    |
|    requested  by the Application.  A notice of the Application    |
|    was  published by the SEC on July 16, 1998, in anticipation    |
|    of  the order to be issued by them.  This order will permit    |
|    separate accounts investing in the ESS Trust Portfolios  to    |
|    substitute shares of certain GCG Trust Series for shares of    |
|    the  ESS  Trust  Portfolios  as described  in  the  current    |
|    prospectuses  for each variable contract  and  the  Trusts.    |
|    See  "Facts about the Company and the Accounts, The Trusts,    |
|    Proposed  Trust  Consolidation" in  the  variable  contract    |
|    prospectus.   The consolidation of the ESS Trust  into  the    |
|    GCG  Trust  is  expected to take place after the  close  of    |
|    business  on August 14, 1998, or as soon thereafter  as  is    |
|    administratively  feasible.  Affected  contractowners  will    |
|    receive  confirmations  after the  substitution  has  taken    |
|    place.                                                         |
|                                                                   |
|    After  substitution, Series of the GCG Trust will  continue    |
|    to be available for allocation purposes, but the Portfolios    |
|    of the ESS Trust will no longer be available.                  |
|                                                                   |
|    If  you  have  any  questions regarding  the  substitution,    |
|    please contact Customer Service at 800-366-0066.               |
|                                                                   |
|-------------------------------------------------------------------|

     This    supplement   should   be   retained    with    your
     GoldenSelect/r/ Prospectus.

G3306-SUB                                        7/17/98